Exhibit 10.2
HARMAN INTERNATIONAL
MANAGEMENT INCENTIVE COMPENSATION PLAN
FOR GROUP EXECUTIVE AND KEY OPERATING MANAGERS
This Management Incentive Compensation Plan (“Plan”) of Harman International Industries, Incorporated (“Company”) is designed to reward key managers for achieving or exceeding objectives set forth in the Company’s business plan for the applicable fiscal year (“Plan Objectives”).
TARGET BONUS PERCENTAGE:
Each Plan participant is assigned a target bonus expressed as a percentage of base salary based on his/her position in the Company. Hence, a Plan participant with an annual salary of $100,000 and a target bonus percentage of 20% would be entitled to a target bonus of $20,000 if the applicable organizational unit(s) for which he/she works achieves its Plan Objectives with respect to the performance parameters described below and if the Plan participant achieves his/her personal objectives.
The Chief Executive Officer of the Company shall establish target bonus percentages for all Plan participants, other than executive officers, during the first quarter beginning of each fiscal year. The Compensation and Option Committee shall establish target bonus percentages for all Plan participants who are executive officers during the first quarter of each fiscal year.
PLAN PARTICIPANTS:
The Plan is designed to reward key employees whose actions have a direct and significant impact on the results of the Company. Plan participants will be designated by the Chief Executive Officer of the Company, and in the case of executive officers confirmed by the Compensation and Option Committee, during the first quarter of each fiscal year and should be limited to key employees of the Company. Sales personnel are typically not included in this Plan because they are covered by a sales incentive plan.
PAYOUT PERCENTAGE:
The payout percentage is determined by a Plan participant’s organizational unit’s or units’ performance against the Plan Objectives with respect to the performance parameters described below. The payout percentage can range from 50% to 150%. If a Plan participant’s organizational unit(s) achieves its Plan Objectives for each of the performance parameters, the payout percentage is 100%. Hence, a Plan participant with an annual base salary of $100,000 and a target bonus percentage of 20% would receive the following bonus if his/her organizational unit(s) achieves its Plan Objectives with respect to each of the performance parameters described below.

Base Salary x Target Bonus x Payout Percentage = Bonus Amount
$100,000 x 20% x 100% = $20,000
For executive officers, the Compensation and Option Committee, in its sole discretion, will approve a minimum and maximum point for each performance parameter during the first quarter of each fiscal year.
For all other Plan participants, the Executive Committee, in its sole discretion, will set a minimum and maximum point for each performance parameter during the first quarter of each fiscal year. At the minimum point, the payout percentage is 50%. At the maximum point, the payout percentage is 150%. If an organizational unit does not reach a combined payout percentage of 50%, no bonus is earned.
The payout percentage is determined using a linear interpolation between the minimum point and Plan Objective or Plan Objective and the maximum point, as applicable.
PERFORMANCE PARAMETERS:
The parameters on which the payout percentage is based typically include Revenue Growth, with a weight of 20%, Operating Income, with a weight of 30%, Free Cash Flow with a weight of 30% and Global Footprint Index with a weight of 20%. Other parameters and other weightings may be used occasionally, as circumstances require and as approved by the Compensation and Option Committee with respect to executive officers and by the Chief Executive Officer of the Company with respect to all other Plan participants.
Free cash flow is calculated as operating income plus depreciation and amortization plus change in working capital (net accounts receivable from third parties, net inventories, less trade accounts payable to third parties).
The Global Footprint Index has three components:
•	Capital expenditures in low-cost countries as a percentage of the total budget.

•	Full-time equivalent employees in low-cost countries as a percentage of the total budget.

•	Material purchases in low-cost countries as a percentage of the total budget.
All intercompany accounts are excluded.

ACCRUAL:
Earnings used in any bonus calculation must include the accrual for the bonuses being contemplated. Otherwise, earnings will be adjusted in the determination of the bonus amount.
INDIVIDUAL PERFORMANCE:
Once the bonus amount for a Plan participant has been determined under the calculations described above, that amount is multiplied by a factor reflecting the Plan participant’s performance against his/her personal objectives. The multiplier can range from zero to 120%. A Plan participant who does not meet his/her personal objectives could receive no bonus even if his/her organizational unit achieved its Plan Objectives.
A Plan participant’s performance rating is determined by the Chief Executive Officer for direct reports (subject to approval by the Compensation and Option Committee for executive officers) and division presidents for all other Plan participants.
MAXIMUM BONUS
The maximum bonus payable to any Plan participant is 150% of his/her target bonus. Hence, the maximum bonus payable to a Plan participant with a target bonus of 20% is 30% of his/her base salary. In no event, may any Plan participant’s bonus exceed 100% of his/her annual base salary.
PAYMENT:
The bonus amount will be paid to each Plan participant on the 70th day after the end of the Company’s fiscal year.
INTERNAL REVENUE CODE SECTION 409A:
It is intended that the provisions of this Plan comply with Section 409A of the Internal Revenue Code of 1986. All provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
If, at the time of a Plan participant’s separation from service (within the meaning of Section 409A), (i) the Plan participant is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section

409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period expires.
Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make such amendments to this Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Plan participants shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on them in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold any Plan participant harmless from any or all of such taxes or penalties.
ELIGIBILITY:
An employee must be on the active payroll for at least six months of the fiscal year and be on the active payroll at the time of the distribution of the bonus in order to be eligible for a bonus award. Employees with at least six months of service in a fiscal year are eligible for a prorated bonus. Employees with less than six months of service are not eligible for a bonus in that fiscal year.
ACTUAL RESULTS:
Actual results may be adjusted at the sole discretion of Company management, and in the case of executive officers confirmed by the Compensation and Option Committee, to reflect extraordinary circumstances, windfall profits or force majeure.

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